Contact:

Arthur F. Birmingham
Peapack-Gladstone Financial Corporation
T: 908-719-4308


                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                          REPORTS THIRD QUARTER RESULTS

GLADSTONE, N.J.--(BUSINESS WIRE)--November 3, 2003 - Peapack-Gladstone Financial Corporation (AMEX:PGC) reported net income of $2.9 million for the quarter ended September 30, 2003, as compared to $3.1 million in the quarter ended September 30, 2002, a decline of $179 thousand or 5.8 percent. Net income per diluted share was $0.38 for the third quarter of 2003 compared to $0.40 for the third quarter of 2002, a decline of 5.0 percent. All per share data have been restated for the 10.0 percent stock dividend declared September 30, 2003. Annualized return on average assets ("ROA") was 1.21 percent and annualized return on average equity ("ROE") was 14.08 percent for the third quarter of 2003.

     Net income was $9.4 million for the nine months ended September 30, 2003; an increase of 2.7 percent over the $9.2 million reported for the nine months ended September 30, 2002. The per diluted share earnings were $1.24 for the nine months ended September 30, 2003, as compared to $1.22 for the year to date September 30, 2002, an increase of 1.6 percent. Annualized return on average assets was 1.38 percent and annualized return on average equity was 15.63 percent for the first nine months of 2003.

     Frank A. Kissel, Chairman and CEO, stated, "High levels of prepayments on mortgage-backed securities and mortgages and an increase in rate modifications on mortgage and commercial loans resulted in lower interest income in the third quarter of 2003. However, prepayment and modification activity is slowing and our loan pipeline is strong. We anticipate that our loan balances will increase as will our interest income in future periods. Average deposits continued to grow this quarter, rising 14.9 percent over last year and the market value of trust assets under management by PGB Trust and Investments grew to $1.3 billion, an increase of 18.3 percent over the levels at September 30, 2002. We remain committed to building strong customer relationships through our loan, deposit and trust and investment products."

EARNINGS

Net Interest Income

     Third quarter 2003 net interest income was $7.3 million, with a net interest margin of 3.32 percent as compared to third quarter 2002 net interest income of $8.2 million with a net interest margin of 4.33 percent. The decline in net interest income during the third quarter of 2003 was primarily a result of declining interest rates on loans and investments due to refinancing and reinvestment activity. Deposit and borrowing rates declined as well, but at a slower pace than the rates on loans and investments.

     While earning assets increased to $896.4 million on average, or 19.7 percent, from the third quarter of 2002, the yield on interest earnings assets declined 151 basis points to 4.52 percent in the third quarter of 2003 from 6.03 percent in the third quarter of 2002.

     The growth in earnings assets during the third quarter of 2003 was primarily in the investment securities portfolio. Average investment securities rose $173.8 million or 56.1 percent, offset in part by lower average loans, which declined $22.4 million on average. This decline in average loan balances was primarily due to residential mortgage pay-offs, which resulted from the historically low interest rate environment.

     Total average deposits for the third quarter of 2003 grew $105.2 million or
14.9 percent to $810.3 million from $705.1 million for the third quarter of 2002. Total average borrowings increased from $11.8 million in the third quarter of 2002 to $53.3 million in the third quarter this year.

     The Corporation has positioned some of its borrowings to try to take advantage of the low long-term interest rate environment that presently exists. This strategy of extending the maturities of borrowings and matching with lower yielding fixed rate loans is intended to reduce interest rate risk if interest rates begin to rise.

     The cost of funds fell to 1.19 percent in the third quarter of 2003 as compared to 1.69 percent in the third quarter of 2002.

Other Income

     Other income before gains on securities sales and trust fee income was $825 thousand for the third quarter of 2003 as compared to $821 thousand for the third quarter of 2002. For the quarter ended September 30, 2003, the Corporation recorded net gains on securities sold of $400 thousand as compared to net losses of $7 thousand for the third quarter of 2002.

     Trust fee income generated by PGB Trust and Investments rose $186 thousand or 15.9 percent to $1.4 million for the quarter ended September 30, 2003 as compared to $1.2 million for the same period in 2002.

Other Expense

     Other expenses totaled $5.6 million for the third quarter of 2003, an increase of $200 thousand or 3.7 percent over the $5.4 million reported for the same quarter of 2002. This increase is due to higher salaries and benefits and premises and equipment costs partially offset by lower professional fee and advertising expenses. Higher salaries and benefits expenses can be attributed to additions to the professional staff, including several business development officers, upward salary adjustments to attract and retain highly qualified employees and higher health insurance and pension costs. Higher premises and equipment costs relate to a new branch location and a new operations center that are under construction. The efficiency ratio was 58.64 percent for the quarter ended September 30, 2003 as compared to 52.90 percent for the same period in 2002. The Corporation calculates the efficiency by dividing total other expense by the total of net interest income and total other income excluding security gains and losses. The formula used is a common formula for banks, which allows for comparison to other banks. The formula may not be the same as that used by other companies.

ASSET QUALITY

     Non-performing loans totaled $228 thousand or 0.06 percent of total loans at September 30, 2003 as compared to $279 thousand or 0.06 percent at September 30, 2002. The allowance for loan losses was $5.3 million or 1.30 percent of total loans at September 30, 2003 as compared to $4.6 million or 1.07 percent of total loans at September 30, 2002. Net recoveries were $2 thousand for the third quarter of 2003 as compared to net charge-offs of $25 thousand during the third quarter of 2002.

CAPITAL

     Shareholders' equity totaled $82.7 million at September 30, 2003, an increase of $7.9 million or 10.5 percent over the $74.8 million reported at September 30, 2002. The Corporation's leverage ratio, tier 1 and total risk based capital ratios at September 30, 2003 were 8.74 percent, 20.62 percent and
21.99 percent, respectively. Peapack-Gladstone Financial Corporation, headquartered in Peapack-Gladstone, New Jersey, and listed on the American Stock Exchange under the symbol "PGC", is the holding company for the
Peapack-Gladstone   Bank.

     Peapack-Gladstone Bank, a community bank, was established in 1921, and has 17 branches in Somerset, Hunterdon and Morris Counties. Its Trust Division, PGB Trust and Investments, with $1.3 billion in assets at market value under management at September 30, 2003, operates at the Bank's main office located at 190 Main Street in Gladstone, New Jersey. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.
--------------

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's view of future interest income and net loans, management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unexpected decline in the direction of the economy in New Jersey, an unexpected decline or no increase in interest rates, continued unexpected loan prepayment volume and a decline in levels of loan quality and origination volume. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.



                               (Tables to Follow)

                    PEAPACK-GLADSTONE FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                    UNAUDITED
                (Dollars in Thousands, Except Per Share Amounts)



                                                                At or For The             At or For The
                                                             Three Months Ended         Nine Months Ended
                                                                 September 30,             September 30,
                                                              2003        2002           2003         2002
                                                           -----------------------    -----------------------
Income Statement Data:
        Interest income                                    $    9,947   $   11,255    $   30,979   $   33,119
        Interest expense                                        2,598        3,059         7,948        9,063
        Net interest income                                     7,349        8,196        23,031       24,056
        Provision for loan losses                                 150          199           450          599
        Net interest income after
           provision for loan losses                            7,199        7,997        22,581       23,457
        Other income                                              825          821         2,501        2,443
        Securities Gains                                          400           (7)        1,227           19
        Trust Fees                                              1,358        1,172         4,422        3,577
        Other expense                                           5,590        5,390        16,821       15,857
        Income before income taxes                              4,192        4,593        13,910       13,639
        Income tax expense                                      1,308        1,530         4,483        4,460
        Net income                                         $    2,884   $    3,063    $    9,427   $    9,179

Balance Sheet Data:
        Total assets                                                                  $  953,936   $  816,570
        Federal funds sold                                                                 1,951        2,689
        Short-term investments                                                               503          523
        Securities held to maturity                                                      106,972      129,460
        Securities available for sale                                                    381,756      203,117
        Loans                                                                            406,424      430,139
        Allowance for Loan Losses                                                          5,277        4,594
        Deposits                                                                         815,430      707,429
        Borrowings                                                                        47,934       23,500
        Shareholders' equity                                                              82,691       74,815

Trust Department Assets (book value, not included above)                               1,081,159   $  943,612

Average Balance Sheet Data:
        Total Assets                                       $  952,922   $  798,098    $  909,298   $  761,865
        Earning Assets                                        901,474      754,727       859,017      717,893
        Loans, net                                            404,735      427,896       399,131      422,370
        Interest-Bearing Deposits                             664,889      591,328       653,794      564,643
        Demand Deposits                                       145,377      113,622       136,494      113,216
        Borrowings                                             53,255       11,816        30,831        8,478
        Shareholders' equity                                   81,955       72,395        80,414       67,941

Performance Ratios:
        Return on average assets                                 1.21%        1.54%         1.38%        1.61%
        Return on average equity                                14.08        16.92         15.63        18.01

Efficiency Ratio                                                58.64%       52.90%        56.16%       52.72%

Net Interest Margin
        (Taxable Equivalent Basis)                               3.32%        4.33%         3.65%        4.49%




                                                                At or For The              At or For The
                                                             Three Months Ended         Three Months Ended
                                                                September 30,             September 30,
                                                             2003        2002           2003         2002
                                                           -----------------------    -----------------------
Asset Quality:
        Loans past due over 90 days and still accruing                                $       65   $       94
        Non-accrual loans                                         163          185
        Net recoveries/(charge-offs)                                2          (25)           29          (28)
        Allowance for loan losses
           to total loans                                                                   1.30%        1.07%

Per Share Data: (1)
        Earnings per share (Basic)                         $     0.39   $     0.42    $     1.28   $     1.25
        Earnings per share (Diluted)                             0.38         0.40          1.24         1.22
        Book Value per share                                                               11.20        10.16



Capital Adequacy:
        Tier I Leverage                                                                     8.74%        9.13%
        Tier I Capital to Risk-Weighted Assets                                             20.62        19.60
        Tier I & Tier II Capital to Risk-Weighted Assets                                   21.99        20.90


(1) Restated for the 2 for 1 stock split declared September 12, 2002 and the 10% stock dividend declared September 12, 2003.